SUMMIT SECURITIES, INC.
                        RATIO OF EARNING TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

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

The ratio of adjusted earnings to fixed charges and Preferred Stock dividends was computed using  the  following tabulations to compute adjusted earnings and the  defined  fixed charges and Preferred Stock dividends.

                                                        Year Ended
                                                      September 30,
                               1996          1995          1994          1993                  1992
Income before extraordinary
  item                    $1,244,522    $  587,559     $  264,879    $   283,107        $  611,595
Add:
  Interest                 3,741,095     3,251,334      2,527,945      1,792,059         1,390,968
  Taxes on
   income                    237,951       239,707        140,407        145,951           127,989
                          ----------    ----------    -----------     ----------         ---------
Adjusted Earnings          $5,223,568    $4,078,600     $2,933,231     $2,221,117        $2,130,552
==========            ==========    ==========     ==========      =========
Preferred Stock Dividend
  Requirements              $333,606    $  309,061     $    2,930

Ratio Factor of Income
  after provision for income
  taxes to income before
  provision for income taxes     84%           71%            65%

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Preferred Stock Dividend
  Factor on Pretax Basis     397,387       435,297          4,508

Fixed Charges
  Interest                 3,741,095     3,251,334     $2,527,945     $1,792,059        $1,390,968
                          ----------    ----------     ----------     ----------        ----------
Fixed Charges and Preferred
  Stock Dividends         $4,138,482    $3,686,631     $2,532,453     $1,792,059        $1,390,968
                          ==========    ==========     ==========     ==========        ==========
Ratio of Adjusted Earnings
  to Fixed Charges and
  Preferred Stock Dividends    1.26           1.11           1.16           1.24           1.53
                               ====           ====           ====           ====           ====
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